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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): DECEMBER 5, 1996

                          GULFMARK INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

         0-457                                      74-1203713
(Commission File Number)                (I.R.S. Employer Identification No.)

         5 Post Oak Park, Suite 1170
                  Houston, Tx                         77027
(Address of Principal Executive Offices)            (Zip Code)

                                 (713) 963-9522
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                        (EXHIBIT INDEX LOCATED ON PAGE 4)




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Item 5.  Other Events.

On December 5, 1996, GulfMark International, Inc. ("GulfMark" or the "Company") announced that it would distribute to its stockholders, in a tax-free spin off, all the shares of a new publicly traded company which will acquire all of the assets of the Company used in connection with its marine transportation services business and will assume certain liabilities associated with such assets. Following the spin-off, the assets of GulfMark will consist of GulfMark's erosion control services business, approximately 2.2 million shares of Energy Ventures, Inc. common stock and certain corporate and miscellaneous assets. In conjunction with the spin-off, GulfMark has also entered into a definitive agreement with Energy Ventures pursuant to which Energy Ventures will acquire GulfMark, in a tax free merger, in which approximately 2.2 million shares of Energy Ventures common stock will be issued to the stockholders of GulfMark. In the merger, GulfMark stockholders will receive .6695 shares of Energy Ventures common stock for each share of GulfMark common stock held by such stockholders. The transaction is subject to, among other things, approval by the stockholders of both GulfMark and Energy Ventures and customary regulatory approvals. It is expected that the transaction will be consummated prior to the end of the first quarter of 1997. Additional information is included in the Company's press release dated December 5, 1996, which is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

     (c) Exbibits

          99.1  Press Release dated December 5, 1996

          99.2  Agreement and Plan of Distribution dated December 5, 1996

          99.3  Agreement and Plan of Merger dated December 5, 1996


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                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                            GULFMARK INTERNATIONAL, INC.

Date:    December 23, 1996                  By: /s/ Frank R. Pierce
                                               --------------------
                                               Frank R. Pierce
                                               Executive Vice President




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                                  EXHIBIT INDEX



99.1              Press Release dated December 5, 1996

99.2              Agreement and Plan of Distribution dated December 5, 1996

99.3              Agreement and Plan of Merger dated December 5, 1996